Exhibit 10.1

[Theravance Biopharma Company Logo]

May 12, 2014

Brett Grimaud

Dear Brett:

As you know, Theravance, Inc. (“Theravance”) will spin-off its drug discovery and development business into a separate publicly traded company, Theravance Biopharma, Inc., a Cayman Islands corporation (the “Spin-Off’). You, together with substantially all of the current Theravance employees who are involved with its drug discovery and development business, will become an employee of Theravance Biopharma US, Inc., (the “Company” or “Theravance Biopharma US”) shortly before the Spin-Off becomes effective. The Company is a wholly-owned Delaware operating subsidiary of Theravance Biopharma, Inc.

At Theravance Biopharma US, you will continue to work in the exempt position of Senior Director, Senior Corporate Counsel, reporting to Heather Shane.  Your salary on an annualized basis will be $240,327. Any accrued but unused vacation will rollover to Theravance Biopharma US and will be immediately available following your transition to Theravance Biopharma US. Annual vacation accrual will continue under the same accrual schedule formerly utilized at Theravance and you will receive credit under Theravance Biopharma US’ vacation policy for your years of service at Theravance.

You will remain eligible to receive an annual discretionary bonus of up to 25% of your annual salary in 2014 (and each calendar year thereafter). Your 2014 bonus will be paid by the Company. As is currently required by Theravance’s bonus program, you will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus. The Company’s bonus percentage targets may change from time-to time at the sole discretion of the Board of Directors.

The Company will provide a similar comprehensive benefits package to that which you enjoyed at Theravance. Health and welfare benefits will include medical, vision and dental coverage, life insurance, long-term disability insurance, and a flexible spending plan. If you are a participant in the 401(k) plan, your account will be maintained, and you will continue to participate in the same plan with the same deferral and investment elections following your transfer of employment. If you do not currently participate in the plan, your transfer of employment will not impact your eligibility to become a participant. You will generally be eligible to participate in these benefit programs (or continue to participate, as applicable) immediately following the transition of your employment to Theravance Biopharma US. Theravance Biopharma, Inc. will also offer an Employee Stock Purchase Plan, although it has not yet been determined when the first offering period will commence.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which will be after the effective date of the Spin-Off. The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork. The option granted to you will be contingent on your execution of an Option Agreement and will be subject to all terms of the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

To the extent you hold outstanding equity awards granted to you by Theravance at the time of the Spin-Off, such awards (including outstanding stock options, restricted stock units and restricted stock awards) and the related stock option, restricted stock unit and restricted stock agreements will be adjusted. One of the primary purposes of these adjustments is to permit continued vesting of Theravance equity awards based on service to Theravance Biopharma, Inc. or any subsidiary thereof, including the Company, after the Spin-Off. These adjustments and other relevant information are set forth on Exhibit A. Except as described on Exhibit A, each of your adjusted Theravance equity awards will continue to be governed by the applicable Theravance award agreement and the Theravance equity plan under which the award was granted.

In connection with the Spin-Off and the transition of your employment, you must sign the enclosed Proprietary Information and Inventions Agreement with Theravance Biopharma, Inc. In addition, we will need all employees to present documents establishing their legal right to work in the United States as required by the government’s Form I-9. We will set up a time to meet with you to complete the necessary paperwork.

As a condition of continuing employment with Theravance Biopharma, if you were hired by Theravance within the last year and the terms of your offer letter included an obligation to repay relocation expenses and/or a signing bonus if you left the Company before the expiration of one year of employment, by signing this offer letter you acknowledge and agree that any obligation of repayment shall remain in full force and effect. Should you decide to leave Theravance Biopharma US for any reason prior to the expiration of one year of employment (based on your original hire date with Theravance), you will repay the bonus or relocation expenses to Theravance Biopharma US.

While we hope that your employment with Theravance Biopharma US will be mutually satisfactory, your employment status will remain at-will. As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy to acknowledge your receipt and acceptance of the terms, and return one copy to me no later than May 23, 2014, saving the other copy for yourself. Your signature below also constitutes your agreement to the adjustments to all of your outstanding Theravance equity awards as described in Exhibit A. Please also sign and return the enclosed Proprietary Information and Inventions Agreement. If we do not receive your completed paperwork by the due date your employment transition from Theravance to the Company will not occur.

We are very excited about the transition! Should you need further assistance, please don’t hesitate to contact the Human Resources department.

Sincerely,

/s/ Rick Winningham

Rick Winningham

Foregoing terms and conditions hereby accepted

upon the effective date of the Spin-Off:

Signed: /s/ Brett A. Grimaud

Date: 5/21/2014

EXHIBIT A

Adjustments to Your Theravance Equity Awards in Connection with the Spin-Off

This Exhibit A sets forth adjustments to your outstanding options to purchase shares of Theravance common stock (“Theravance Options”) and awards of Theravance restricted stock units (“Theravance RSU Awards” and, together with Theravance Options, “Theravance Equity Awards”) granted to you by Theravance and the related stock option and restricted stock unit agreements (each, an “Award Agreement” and collectively the “Award Agreements”) in connection with the Spin-Off. These adjustments will apply to your Theravance Equity Awards outstanding immediately prior to the effective time of the Spin-Off. For your reference, a list of your currently outstanding Theravance Equity Awards can be found by logging into your E*Trade Theravance Stock Plan Account. The adjustments described on this Exhibit A are being made in connection with the Spin-Off. If the Spin-Off does not occur for any reason, the adjustments described below will not be made to your Theravance Equity Awards and they will continue to be governed by their existing terms.

The Theravance Equity Awards, as adjusted, are referred to as “Adjusted Theravance Options” (including Adjusted Theravance ISOs and Adjusted Theravance NSOs, as defined below) and “Adjusted Theravance RSU Awards” (collectively, “Adjusted Theravance Awards”). Except as described below, each of your Adjusted Theravance Awards will continue to be governed by (i) the applicable Award Agreement, as adjusted hereby, and (ii) the Theravance equity plan under which the Adjusted Theravance Award was granted.

You will not receive a new Award Agreement(s) to reflect the adjustments described below. Please keep a copy of this Exhibit A with the Award Agreement(s) applicable to your Adjusted Theravance Award(s) as evidence of the adjusted terms.

Following the Spin-Off, Theravance may delegate certain administrative responsibilities associated with the Adjusted Theravance Awards to Theravance Biopharma, Inc. (“Biopharma”). If you have any questions about your Adjusted Theravance Awards or how to effect a particular stock plan transaction, please contact Sylvia Hong at (650) 808-6000.

Adjustments to Theravance Incentive Stock Options

The following adjustments apply to Theravance Options that are “incentive stock options” under the federal tax laws immediately prior to the Spin-Off (each, a “Theravance ISO”):

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The per share exercise price and number of Theravance shares subject to each outstanding Theravance ISO will be adjusted to account for the effect of the Spin-Off on the value of Theravance’s common stock (as adjusted, the “Adjusted Theravance ISOs”). The adjusted exercise price and number of shares subject to each Adjusted Theravance ISO can be found by logging into your E*Trade Theravance Stock Plan Account following the Spin-Off. An announcement will be posted on the Company’s Intranet and on the E*Trade website when the adjustments have been completed.

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Certain exercises of your Adjusted Theravance ISOs may be restricted following the Spin-Off if a blackout period at Theravance is in effect at the time of the Spin-Off. Additionally, the exercise of your Adjusted Theravance ISOs will be restricted completely for a short period of time immediately following the Spin-Off to allow the adjustments to be completed. You will be notified of any restrictions that are placed on your ability to exercise your Adjusted Theravance ISOs and when those restrictions will be lifted.

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If your Award Agreement currently permits you to pay the exercise price of your Theravance ISOs by either (i) surrendering (or attesting to the ownership of) shares of Theravance common stock that you already own or (ii) having Theravance withhold shares of Theravance common stock that would otherwise be issued upon exercise of the option, following the Spin-Off you will no longer have the right to elect such forms of payment. Instead, if you choose to exercise your Adjusted Theravance ISOs following the Spin-Off, you must pay the exercise price by means of another method permitted in the applicable Award Agreement.

•

No other changes will be made to Theravance ISOs. Effective as of the Spin-Off, your service with Theravance will terminate and any Adjusted Theravance ISOs must be exercised within the applicable post-termination exercise period (or, if sooner, prior to the expiration date applicable to the option). For avoidance of doubt, the provision of transition services to Theravance on behalf of Biopharma does not count as “service” for purpose of your Adjusted Theravance ISOs.

Adjustments to Theravance Nonstatutory Stock Options

The following adjustments apply to Theravance Options that are nonstatutory stock options under the federal tax laws immediately prior to the Spin-Off (each, a “Theravance NSO”):

•

The per share exercise price and number of Theravance shares subject to each outstanding Theravance NSO will be adjusted to account for the effect of the Spin-Off on the value of Theravance’s common stock (as adjusted, the “Adjusted Theravance NSOs”). The adjusted exercise price and number of shares subject to each Adjusted Theravance NSO can be found by logging into your E*Trade Theravance Stock Plan Account following the Spin-Off. An announcement will be posted on the Company’s Intranet and on the E*Trade website when the adjustments have been completed.

•

Certain exercises of your Adjusted Theravance NSOs may be restricted following the Spin-Off if a blackout period at Theravance is in effect at the time of the Spin-Off. Additionally, the exercise of your Adjusted Theravance NSOs will be restricted completely for a short period of time immediately following the Spin-Off to allow the adjustments to be completed. You will be notified of any restrictions that are placed on your ability to exercise your Adjusted Theravance NSOs and when those restrictions will be lifted.

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For all purposes related to your Adjusted Theravance NSOs and the applicable stock option agreements (including vesting, exercisability and expiration of your Adjusted Theravance NSOs), your continuous service as an employee or consultant of Biopharma or any Parent, Subsidiary or Affiliate thereof will be treated as “service” with Theravance.

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Notwithstanding anything to the contrary in the Award Agreement applicable to a Theravance NSO, your Adjusted Theravance NSOs will not vest and become exercisable in full if you are subject to an “involuntary termination” (as defined in the applicable Theravance Award Agreement) in connection with or following a “change in control” (as defined in the applicable Theravance Award Agreement or the equity plan under which the Theravance NSO was granted) of Theravance. Rather, your Adjusted Theravance NSOs will vest and become exercisable in full if, after the Spin-Off, Biopharma is subject . to a “change in control” (as defined in the Biopharma 2013 Equity Incentive Plan as of the effective time of the Spin-Off) before your service terminates and you are subject to an “Involuntary Termination” (as defined below) within 24 months after that change in control.

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If your Award Agreement currently permits you to pay the exercise price of your Theravance NSOs by either (i) surrendering (or attesting to the ownership of) shares of Theravance common stock that you already own or (ii) having Theravance withhold shares of Theravance common stock that would otherwise be issued upon exercise of the option, following the Spin-Off you will no longer have the right to elect such forms of payment. Instead, if you choose to exercise your Adjusted Theravance NSOs following the Spin-Off, you must pay the exercise price by means of another method permitted in the applicable Award Agreement.

Adjustments to Theravance RSUs

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The number of Theravance restricted stock units subject to each outstanding Theravance RSU Award will be adjusted to account for the effect of the Spin-Off on the value of Theravance’s common stock. The adjusted number of Theravance restricted stock units subject to each Adjusted Theravance RSU Award can be found by logging into your E*Trade Theravance Stock Plan Account following the Spin-Off. An announcement will be posted on the Company’s Intranet and on E*Trade website when the adjustments have been completed.

•	For all purposes related to your Adjusted Theravance RSU Awards and the applicable restricted stock unit agreements (including vesting and forfeiture of your Adjusted Theravance RSU Awards), your continuous service as an employee or consultant of Biopharma or any Parent, Subsidiary or Affiliate thereof will be treated as “service” with Theravance.

•

Notwithstanding anything to the contrary in the Award Agreement applicable to any Theravance RSU Awards, your Adjusted Theravance RSU Awards will not vest if you are subject to an “involuntary termination” (as defined in the applicable Theravance Award Agreement) in connection with or following a “change in control” (as defined in the applicable Theravance Award Agreement or the equity plan under which the Theravance RSU Award was granted) of Theravance. Rather, your Adjusted Theravance RSU Awards will vest in full if, after the Spin-Off, Biopharma is subject to a “change in control” (as defined in the Biopharma 2013 Equity Incentive Plan as of the effective time of the Spin-Off) before your service terminates and you are subject to an “Involuntary Termination” (as defined below) within 24 months after that change in control.

•	The 10b5-l Plans in the Award Agreements applicable to your Theravance RSU Awards will remain in effect following the Spin-Off.

Definitions

The following definitions will apply to your Adjusted Theravance Awards:

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“Subsidiary” means any corporation (other than Biopharma) in an unbroken chain of corporations beginning with the Biopharma, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

•	“Affiliate” means any entity other than a Subsidiary, if Biopharma and/or one or more Subsidiaries own not less than 50% of such entity.
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“Parent” means any corporation (other than Biopharma) in an unbroken chain of corporations ending with Biopharma, if each of the corporations other than Biopharma owns stock possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

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“Involuntary Termination” means a termination of your service by reason of (i) an involuntary dismissal or discharge by Biopharma (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause or (ii) your voluntary resignation following one of the following that is effected by Biopharma (or the Parent, Subsidiary or Affiliate) employing you without your consent (A) a change in your position with Biopharma (or the Parent, Subsidiary or Affiliate employing you) which materially reduces your level of responsibility, (B) a material reduction in your base compensation or (C) a relocation of your workplace by more than fifty miles from your workplace immediately prior to the Change in Control (as defined in the Biopharma 2013 Equity Incentive Plan) that also materially increases your one-way commute, provided that in either case a “separation from service” (as defined in the regulations under Code Section 409A) occurs. In order for your resignation under clause (ii) to constitute an “Involuntary Termination,” all of the following requirements must be satisfied: (1) you must provide notice to Biopharma of your intent to resign and assert an Involuntary Termination pursuant to clause (ii) within 90 days of the initial existence of one or more of the conditions set forth in subclauses (A) through (C), (2) Biopharma (or the Parent, Subsidiary or Affiliate employing you) will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or resign without any vesting acceleration, and (3) any termination of service under clause (ii) must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (A) through (C). Should Biopharma remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, you may assert clause (ii) again subject to all of the conditions set forth herein.

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“Cause” means (i) the unauthorized use or disclosure of the confidential information or trade secrets of Biopharma, a Parent, Subsidiary or Affiliate, which use causes material harm to Biopharma, a Parent, Subsidiary or Affiliate, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from Biopharma’s Board of Directors.